Exhibit 99.2

Kismet Acquisition Two Corp. Announces Closing of $230 Million Initial Public Offering

Moscow, Russia, February 22, 2021 -- Kismet Acquisition Two Corp. (Nasdaq: KAIIU) (the “Company”) announced today that it closed its initial public offering of 23,000,000 units, which included the full exercise of the underwriters’ option to purchase additional units. The offering was priced at $10.00 per unit, generating total gross proceeds of $230,000,000.

The units began trading on the Nasdaq Capital Market under the ticker symbol “KAIIU” on February 18, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on the Nasdaq Capital Market under the symbols “KAII” and “KAIIW,” respectively.

The Company is a special purpose acquisition company (SPAC) led by Chairman and Chief Executive Officer, Ivan Tavrin, formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar initial business combination with one or more business entities. The Company may pursue an acquisition opportunity in any industry or sector located in any region, but intends to focus on businesses in the internet and technology sectors primarily operating in Europe, including Russia.

Citigroup, Credit Suisse, and BofA Securities acted as joint book-running managers for the offering.

The public offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146; or Credit Suisse, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, by telephone at 1-800-221-1037, or by email at usa.prospectus@credit-suisse.com; or BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on February 17, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the public offering and with respect to any business combination or acquisition opportunity. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:
Kismet Acquisition Two Corp.
+7 (499) 755-2134
info@kismetcg.com